EXHIBIT 10.41

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This agreement (“Agreement”) is entered into as of the 26th day of March, 2007 by and between CECO Environmental Corp., a Delaware corporation (“CECO”), and DAVID D. BLUM (the “Employee”).

RECITALS

CECO and Employee entered into an Employment Agreement as of May 30, 2006 (“Original Agreement”) with an effective date of January 1, 2006 (“Effective Date”) and the parties desire to amend such Original Agreement as set forth herein;

CECO Group, Inc. (“CEC”) is a wholly-owned subsidiary of CECO;

CEC, CECO and the other direct and indirect subsidiaries of CECO, including without limitation, The Kirk and Blum Manufacturing Company (“K&B” and collectively with all of the foregoing, the “Companies”) are engaged in the business of acquiring and operating businesses that engage in engineering, designing, manufacturing or installation services in the air pollution control industry including without limitation of the foregoing, (a) fabrication and installation of industrial ventilation, dust, fume and mist control systems, as well as automotive spray booth systems, industrial and process piping and other industrial sheet metal work, (b) fabrication of parts, subassemblies or customized products for air pollution and non-air pollution applications from sheet, plate and structural steel, (c) the provision of standard and non-standard components for contractors and companies that design and/or install their own air pollution control equipment, or (d) engineering services concentrated in the industrial ventilation area (the “Business”);

Employee has been employed by CEC pursuant to an Employment Agreement, which expired as of the date hereof;

The parties desire that Employee be employed by CECO to assist in the Business;

Such employment constitutes a confidential relationship wherein Employee will become familiar with and aware of information as to the specific manner of doing business and the potential acquisition candidates of the Companies and their affiliates and future plans with respect thereto, all of which information is secret and proprietary and constitutes valuable goodwill of the Companies and their affiliates;

Employee recognizes that the success of Companies’ Business is dependent upon the maintenance of a number of proprietary trade secrets, including the identity of customers and potential acquisition candidates, the confidential information regarding and analysis of such candidates and the financial data of the Companies or either of them or their affiliates, and that the protection of these proprietary trade secrets is of critical importance to the Companies; and

Employee recognizes that the Companies will sustain great loss and damage if he should violate the provisions of this Agreement. Further, monetary damages for such losses would be extremely difficult to measure and would therefore be likely to be inadequate for any violation of this Agreement by Employee;

TERMS

For good and valuable consideration the parties hereby agree as follows:

1. Employment:

Positions. During the term of this Agreement, the Employee agrees to serve as a Senior Vice President of CECO and the President of K&B, and in such other positions which Employee shall agree to accept during the Term. Employee shall (i) report directly to the President of CECO, (ii) maintain the level of duties and responsibilities as in effect as of the Effective Date, or such higher level of duties and responsibilities as Employee may be assigned during the Term and (iii) will perform such others duties as may be assigned to him from time to time by the board of directors, President or CEO of CECO. During his employment, Employee shall devote his full time and best efforts to promote and further the business and services of CECO and the other Companies. Employee shall faithfully adhere to, execute and fulfill all policies established by CECO’s board of directors. Employee shall not, during his employment hereunder, be engaged in any business or perform any services in any capacity other than for CECO or the other Companies, whether or not they interfere with his duties to CECO, without the prior approval of the Board of Directors of CECO, except that no such approval shall be required with respect to volunteer activities for organizations with charitable purposes or passive investment activity; provided that such activities do not interfere with his duties for CECO and are only occasionally during business hours. Without limiting the generality of any other provisions hereunder, under no circumstances shall Employee accept any form of remuneration from any business owner or broker with respect to any matter related to the Business of the Companies.

2. Term. The Company hereby agrees to employ the Employee and the Employee hereby agrees to serve the Company in accordance with the terms and conditions set forth herein, for a period commencing as of the Effective Date and ending December 31, 2008 (the “Initial Term”). Commencing December 31, 2008, and each December 31 thereafter, the term of this Agreement shall automatically be extended for one (1) additional year (each, a “Renewal Term”), unless at least six months prior to the termination of the then current term, the Company or the Employee shall have given notice in accordance with Section 14 hereof that it or he does not wish to extend the term of the Agreement. (The Initial Term and all the Renewal Terms are collectively sometimes referred to as the “Term.”)

3. Compensation. During the Term, CECO shall compensate Employee as follows:

a. Salary. For his services during the Term, CECO shall pay to Employee a base salary (“Base Salary”) of $200,000 per year, payable in accordance with CECO’s standard payroll practices, but no less frequently than in monthly installments, and which may be increased from time to time in the discretion of the board of directors of CECO. CECO agrees that Employee’s base salary shall be reviewed no less frequently than once every 12 months. The payment of salary and any bonuses paid hereunder shall be subject to all federal, state and local withholding taxes, social security tax deductions and other general obligations. Employee may be entitled to receive additional compensation from CECO in such form and only to the extent explicitly set forth below.

b. Other Compensation. Employee shall be entitled to participate, on the same terms as other non-union, executive employees of CECO, in any medical, dental or other health plan, 401(k) plan, stock option plan, profit-sharing plan and life insurance plan that CECO may adopt or maintain for such employees, any of which plans may be changed, terminated or eliminated by CECO at any time in their sole discretion.

c. Reimbursement of Expenses. CECO shall reimburse Employee for properly documented expenses that are incurred by Employee on behalf of CECO in accordance with corporate policies in effect from time to time.

d. Automobile Allowance. During the Term of Employee’s employment hereunder, Employee shall receive a monthly car allowance of $452 biweekly, or such greater amount as determined by the Compensation Committee of CECO. Such allowance shall be treated as additional compensation for Employee and be reported on his Form W-2 as such.

e. Incentive Compensation Agreement. Employee shall be eligible to participate in any CECO Incentive Compensation Program that CECO establishes, on such terms as are set forth in any such plan (“Bonus Compensation”). Notwithstanding anything contained herein to the contrary, Bonus Compensation shall not be paid until the amount of Bonus Compensation, if any, is determined in accordance with the terms of such plan.

f. Right to Change Plans. CECO shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite, so long as such changes are equally applicable to all executive employees of CECO.

4. Vacation. Employee shall be entitled to four (4) weeks of paid vacation in each full calendar year of employment at times mutually acceptable to Employee and CECO. Vacation shall be earned ratably over the course of a calendar year, and unused vacation time cannot be carried forward past December 31 of any year without the prior written consent of CECO.

5. Termination by CECO.

a. Termination for Cause. CECO may terminate this Agreement at any time for Cause, in which case Employee shall be entitled to receive Base Salary accrued through the date of such termination. Any of the following shall constitute “Cause”:

(i) any material breach by Employee of any of the terms of this Agreement where such breach is not cured within thirty (30) days after written notice of such breach is delivered to Employee;

(ii) any breach by Employee of any of the terms of his non-competition agreement set forth in Section 9 with CECO or the Employee Innovations and Proprietary Rights Assignment Agreement between Employee and CECO;

(iii) intoxication with alcohol or drugs while on the premises of CECO or any of the Companies or any customer or potential customer to the extent that in the reasonable judgment of management, Employee is abusive or his ability to perform his duties and responsibilities under this Agreement is impaired;

(iv) conviction of a felony or any misdemeanor involving dishonesty, theft, the failure to tell the truth, other unethical behavior, racial prejudice, drugs, alcohol, sexual misconduct or any other crime likely to result in public disparagement with respect to any of the Companies;

(v) intentional misappropriation of property belonging to CECO or any of the Companies;

(vi) illegal business practices in connection with any of CECO or the Companies’ businesses which could have a material adverse effect on CEC’s, CECO’s, CECO’s or any of the Companies’ or their business or financial position or reputation;

(vii) excessive absence of Employee from his employment during usual business hours for reasons other than vacation, disability or sickness after written notice thereof is delivered to Employee describing the nature of such excess absences and affording Employee one more opportunity to avoid excess absences; or

(viii) failure of Employee to obey directions of the Board of Directors of CECO or chief executive officer of CECO, provided that Employee has been given written notice of such directions.

(c) Termination Without Cause. CECO may terminate the employment of Employee, and this Agreement, without Cause at any time, in which event CECO shall pay to Employee, in full satisfaction of CECO’s obligations to Employee under this Agreement, the compensation accrued but unpaid, including without limitation an amount equal to the amount he would have received as Bonus Compensation upon its determination, pro rated through the date of the termination of his employment, and shall continue to pay Base Salary for a period paid of twelve (12) months as if he had remained employed by CECO for such twelve (12) months. Subject to Section 16 herein, such amounts shall be earned and paid rateably over the applicable period in accordance with CECO’s regular payroll practices.

(c) Breach by CECO. Employee may terminate his employment with CECO if CECO shall (i) materially breach any of its obligations and responsibilities under this Agreement and such breach shall be continuing, (ii) relocate the location of Employee’s regular work place to a location more than 35 miles from its current location in Cincinnati, Ohio (excluding travel in the course of performing Employee’s duties), (iii) demote the Employee to a less prestigious position without the mutual agreement of CECO and the Employee, and (iv) materially reduce Employee’s Base Salary below $200,000 (collectively, “Breach by CECO”); provided, that, Employee shall not terminate his employment under this paragraph (c) unless he shall first have delivered to CEC a written notice setting forth with particularity the basis for such termination and shall have given the Board of Directors of CEC an opportunity to meet with Employee and, if curable, to cure such breach within thirty (30) days following delivery of such written notice. If Employee’s employment is terminated by reason of Breach by CECO, CECO shall pay the Employee his full accrued and unpaid compensation, including without limitation an amount equal to the amount he would have received as Bonus Compensation upon its determination, pro rated through the date of such termination, and shall continue to pay Base Salary for a period of twelve (12) months as if he had remained employed by CECO for such twelve (12) months. Subject to Section 16 herein, such amounts shall be earned and paid rateably over the applicable period in accordance with CECO’s regular payroll practices.

6. Termination on Account of Death or Disability. If Employee dies during the Term, this Agreement shall terminate, and CECO shall pay to the estate of Employee his accrued but unpaid compensation, including without limitation an amount equal to the amount he would have received as Bonus Compensation upon its determination, pro rated through the date of his death. The Board of Directors of CECO may elect to terminate the engagement of Employee for “disability,” if Employee is no longer able to perform the duties of his position due to illness, accident or other physical or mental condition and such disability is expected to continue, with or without interruption, for a period of six months, or such greater period as may be required by any applicable law. If the Board of Directors of CECO determines that Employee is so disabled, it shall deliver notice to Employee and CECO shall pay to Employee his accrued but unpaid compensation, including without limitation an amount equal to the amount he would have received as Bonus Compensation upon its determination, pro rated through the date of the termination of his employment hereunder in full satisfaction of CECO’s obligations to Employee under this Agreement.

7. Termination by Employee. Employee may terminate his employment at any time upon ninety (90) days prior written notice. If he does so other than as a result of a Breach by CECO, CECO shall pay to him the Base Salary accrued but unpaid through the date of such termination of his employment in full satisfaction of CECO’s obligations to Employee under this Agreement.

8. a. Confidentiality. Except in the furtherance of the business of the Companies, during and at all times after Employee’s employment:

(i) Employee shall not disclose to any person or entity, without CECO’s prior written consent, any confidential or secret proprietary information, whether prepared by him or others.

(ii) Employee shall not directly or indirectly use any such proprietary information other than as directed by CECO in writing.

(iii) Employee shall not remove confidential or secret proprietary information from the premises of CECO without the prior written consent of CECO.

Upon termination of his employment for whatever reason, with or without Cause, Employee will promptly deliver to CECO all originals and copies (whether in note, memo or other document form or on video, audio or computer tapes or discs or otherwise) of confidential or secret proprietary information in his possession, custody or control, whether prepared by him or others.

Confidential or secret proprietary information includes, but is not limited to:

(i) the name of any company or business, all or any substantial part of which is or at any time was a candidate for potential acquisition by any of the Companies, together with all analyses and other information which any of the Companies has generated, compiled or otherwise obtained with respect to such candidate, business or potential acquisition, or with respect to the potential effect of such acquisition on the business, assets, financial results or prospects of any of the Companies;

(ii) business, pricing and management methods;

(iii) finances, strategies, systems, research, surveys, plans, reports, recommendations and conclusions;

(iv) names of, arrangements with, or other information relating to, the Companies’ customers, equipment suppliers, manufacturers, financiers, owners or operators, representatives and other persons who have business relationships with the Companies or who are prospects for business relationships with any of the Companies;

(v) technical information, work products and know-how; and

(vi) cost, operating, and other management information systems, and other software and programming.

c. Employee Inventions. Employee shall enter into an Employee Innovations and Proprietary Rights Assignment Agreement in the form of Exhibit A attached hereto.

9. Non-Compete; Non-Solicitation.

a. Non-Compete. Employee agrees that during the term of his employment and for a period of two (2) years following his termination of employment with CECO for any or no reason he will not Participate in any Restricted Business in the Restricted Territory.

(i) For purposes of this Agreement, the term “Participate” means to have any direct or indirect interest in a Restricted Business, whether as an officer, director, member, manager, employee, partner, proprietor, agent, representative, independent contractor, consultant, franchiser, franchisee, creditor, owner, advisor or otherwise, or to participate in the financing, operation, management or control of, any person, firm, partnership, corporation, entity or business that engages or participates in a Restricted Business; provided, however, that the term “Participate” shall not include passive ownership of less than five percent (5%) of a class of stock of a publicly-held corporation which is traded on a national securities exchange or in the over-the-counter market, provided that Employee may not sell any shares of such stock unless such shares of stock were held by Employee for a period of at least twelve (12) months; and

(ii) For purposes of this Agreement, the term “Restricted Business” means any enterprise, business or venture engaged in or which proposes to engage in the distribution, service, or sale of any products or services of the same type or nature as, or are otherwise competitive with, those which are distributed, serviced or sold by any of the Companies at any time during the twelve (12) months prior to the termination of the Employee’s engagement with CECO; and

(iii) For purposes of this Agreement, “Restricted Territory” shall mean anywhere worldwide. Employee acknowledges and agrees that with the use of technology that is available today, this worldwide restriction is reasonable and necessary because any services or products that are or will be offered by the Companies are or will be for sale throughout the world.

b. Non-Solicitation. Employee agrees that, during the time of Employee’s employment with CECO and for a period ending two (2) years after the termination of Employee’s employment for any reason whatsoever or for no reason, whether voluntary or involuntary, Employee will not (i) induce or attempt to induce any customer, supplier, licensee or business relation of any of the Companies to cease doing business with the Companies, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Companies; or (ii) solicit, attempt to solicit, induce, encourage, hire or take any other action that is intended to induce or encourage any then current employee or independent contractor to terminate his or her employment or consulting relationship with any of the Companies.

The covenants on the part of Employee contained in this Section 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against CECO, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of this covenant. Employee acknowledges that part of the consideration for the forgoing covenants is Employee’s compensation during the term of employment provided in the Agreement. Employee further acknowledges that the foregoing restrictions placed upon him are necessary and reasonable in scope and duration to protect the goodwill of CECO, and that he will be in a position to earn a livelihood without violating the foregoing restrictions and that it has been made clear to him on behalf of CECO that his ability to earn a livelihood without violating such restrictions is a material condition to his employment or continuation of his employment by CECO.

10. Damages, etc. The parties acknowledge that monetary damages will be inadequate and the Companies will be irreparably damaged if the provisions of this Agreement are not specifically enforced. CECO shall be entitled, among other remedies, (a) without any bond or other security being required, to an injunction restraining any violation of this Agreement by Employee and by any person or entity to whom Employee provides or proposes to provide any services in violation of this Agreement, and (b) to require Employee to hold in a constructive trust, account for and pay over to CECO all compensation and other benefits which Employee shall derive as a result of any action or omission which is a violation of any provision of this Agreement.

11. Enforceability. If any one or more of the provisions of this Agreement shall be held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby; such court or other authority is hereby authorized and directed to modify or amend the invalid, illegal or unenforceable provision to the minimum extent necessary to render it valid and enforceable and to achieve as fully as lawful the intention of such provision, and such provision, as so modified or amended, shall be valid and binding upon the parties.

12. Return of Property. All products, records, designs, plans, manuals, “field guides”, memoranda, lists and other property delivered to Employee by or on behalf of any of the Companies or by their customers, including, but not limited to, customers obtained for any of them by Employee, and all records compiled by Employee which pertain to the business of any of the Companies, or any of their customers, whether or not confidential, shall be and remain the property of the Companies, and be subject at all times to the discretion and control of the Companies. Likewise, all correspondence with customers or representatives, reports, records, charts, advertising materials, and any data collected by Employee, or by or on behalf of any of the Companies or their representatives, whether or not confidential, shall be delivered promptly to CECO without request by it upon termination of Employee’s employment.

13. Suits Against the Companies. Both during and after the term of his employment hereunder, Employee covenants that he will not bring suit or file counterclaims against the Companies or any of them for corporate misconduct, unless both of the following shall have occurred: (a) Employee shall have first made written demand to the Board of Director of CEC to investigate and deal with such misconduct, and (b) such Board of Directors shall have failed within 30 days after the date of receipt of such demand to establish a Special Litigation Committee, consisting exclusively of outside directors, to investigate and deal with such misconduct. Without limiting the generality of and to further implement the foregoing, Employee irrevocably and unconditionally consents at the option of either of the Companies to the entry of temporary restraining orders and temporary and permanent injunctions, without posting bond or other security, against the filing of any action or counterclaim which is prohibited hereunder. The opinion of such Board of Directors shall be binding and conclusive on the determination of which directors constitute “outside directors”, and the determination of the Special Litigation Committee shall be binding and conclusive on all matters relating to the actual or alleged misconduct which is referred to it as aforesaid.

14. Cooperation in Proceedings. During and after the termination of Employee’s employment, Employee shall for reasonable compensation consistent with his compensation from CECO cooperate fully and at reasonable times with any of the Companies in all litigation and regulatory proceedings with respect to which any of the Companies seeks Employee’s assistance and as to which Employee has any knowledge or involvement. Without limiting the generality of the foregoing, Employee shall be available to testify at such litigations and other proceedings, and will cooperate with counsel to the Companies in preparing materials and offering advice in such litigation and other proceedings. Except as required by law, and then only upon reasonable prior written notice to CECO, Employee shall not in any way cooperate or assist any person or entity in any matter which is adverse to any of the Companies or to any person who was at any time an officer or director of any of the Companies.

15. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and will be deemed duly given when personally delivered, the next business day when deposited with Federal Express or other nationally recognized overnight courier service delivery prepaid or five (5) business days after being sent by registered mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Employee:

David D. Blum

7925 Annesdale Dr.

Cincinnati, Ohio 45243

If to CECO:	Copy to:

CECO Environmental Corp. 3120 Forrer Street	Leslie J. Weiss, Esq. Sugar, Friedberg & Felsenthal

Cincinnati, Ohio 45209	30 North LaSalle Street
Attn: CEO	Suite 3000 Chicago, Illinois 60602

Either party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

16. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with CECO Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then CECO will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s termination of employment with CECO (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible without any additional liability for CECO, in a manner, determined by the Compensation Committee of CECO, that does not cause such an accelerated or additional tax.

17. Survival. The provisions of Sections 8 through 24 shall survive the termination of this Agreement.

18. Other Agreements. Employee represents that he has furnished to CECO copies of all agreements which restrict or limit or could restrict or limit his services for CECO at any time during the term. However, nothing in this Agreement shall be construed to render an opinion as to the interpretation or validity of any agreements with prior employers purporting to restrict or limit Employee’s services for CECO.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule, whether of the State of Ohio or any other jurisdiction, that would cause the application of the laws of any jurisdiction other than the State of Ohio. In the event of any dispute or claim relating to arising out of Employee’s employment relationship with CECO, Employee’s stock options, his non-compete or the termination of Employee’s employment relationship with CECO (including, without limitation of the foregoing, any claim of wrongful termination or age, sex disability, race or other discrimination), Employee and CECO agree that (i) all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Cincinnati, Ohio, and (ii) each waives his or its rights to have such dispute tried by a court or a jury. RIGHT TO TRIAL BY JURY IS WAIVED. However, Employee and CECO agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of CECO’s or any Companies’ trade secrets, proprietary information, other proprietary rights or property. With respect to each such dispute, each of the parties submits to the jurisdiction of any state court sitting in Cincinnati, Ohio or the United States District Court for the Southern District of Ohio.

20. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, legal representatives, successors and permitted assigns. Employee may not assign either this Agreement or any of Employee’s rights, interests or obligations hereunder. CECO may assign any or all of its rights and interests hereunder to any person or entity that acquires the business of CECO or any Company, or to any entity with which such company merges or consolidates.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same agreement.

22. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

23. Waiver. The waiver of a breach of any provision of this Agreement shall not operate or be construed to be a waiver of any other provision or of a subsequent or prior breach of this Agreement.

24. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties regarding the subject matter of this Agreement, including the Original Agreement. This Agreement may not be amended or modified or any provision waived except in a writing signed by both parties and supported by new consideration.

Executed as of the date first above set forth.

CECO ENVIRONMENTAL CORP.

By:	/s/ Dennis W. Blazer
Its:	Vice President Finance and Administration and CFO

/s/ David D. Blum
David D. Blum, Employee